Exhibit 10.4

ALTERNATIVE ENERGY SOURCES, INC.

Non-Qualified Stock Option Agreement

January 10, 2007

Dear Jim:

I am pleased to inform you that Alternative Energy Sources, Inc. (the “Company”) has granted you a non-qualified stock option to purchase shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), on the terms and conditions set forth below.

The grant of this stock option is made pursuant to the Alternative Energy Sources, Inc. Equity Incentive Plan (the “Plan”). This stock option is not intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended. The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control.

Now, therefore, in consideration of the foregoing and the mutual covenants hereinafter set forth:

1. Stock Option. The Company hereby grants you a non-qualified stock option (the “Stock Option”) to purchase from the Company 75,000 shares of Common Stock at a price of $1.60 per share. The Date of Grant is January 10, 2007. Unless earlier exercised or terminated in accordance with the terms hereunder and in the Plan, this Stock Option will expire on the date that is the tenth (10th) anniversary of the Date of Grant.

2. Entitlement to Exercise the Stock Option. The grant of the Stock Option is subject to the following terms and conditions:

(a) The Stock Option shall be exercisable in accordance with the following schedule:

•	33.33% on January 10, 2008, or 25,000 shares

•	66.66% on January 10, 2009, or 50,000 shares

•	100.0% on January 10, 2010, or 75,000 shares

The Stock Option shall cease to vest as of the date of the termination, for any reason, of your employment or other relationship underlying the issuance of this Stock Option.

(b) If you die when any portion of the Stock Option is exercisable, then the person to whom your rights under the Stock Option shall have passed by will or by the laws of descent and distribution may exercise any of the exercisable portion of the Stock Option within one (1) year after your death, provided that no Stock Option may be exercised in any event more than ten (10) years after the Date of Grant.

4. Method of Exercise & Payment. You may exercise the vested portion of the Stock Option in whole or in part, by giving written notice to the Company. The written notice shall clearly state your intent to elect to exercise the Stock Option and the number of shares of Common Stock with respect to which the Stock Option is being exercised. Further, the written notice shall be signed by you (or, in the case of your death, the person exercising the Stock Option) and shall be delivered to the Corporate Secretary of the Company at the Company’s principal executive office. Except as otherwise provided in the Plan, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) by cash or check payable to the order of the Company; (ii) by delivery or attestation of shares of Common Stock (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price; (iii) by delivery of a properly executed exercise notice with irrevocable instructions to a broker to deliver to the Company the amount necessary to pay the exercise price from the sale or proceeds of a loan from the broker with respect to the sale of Company Stock or a broker loan secured by the Company Stock; (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law; or (v) by any combination of (i) through (iv) hereof.

5. Tax Withholding. As a condition of exercise, you agree that at the time of exercise that you will pay to the Company any applicable withholding taxes, if any, that the Company is required to withhold in connection with the exercise of the Stock Option. To satisfy the applicable withholding taxes, you may elect to (a) make cash payment or authorize additional withholding from your cash compensation; (b) deliver freely tradable shares of Common Stock (which will be valued at their Fair Market Value as of the date of delivery); or (c) request that the Company retain that number of shares of Common Stock that would satisfy all or a portion of the applicable withholding taxes.

6. Transferability of Stock Option. Other than upon your death by will or by the laws of descent and distribution, the Stock Option is not transferable by you and may be exercised during your lifetime only by you.

7. Termination of Stock Option. In the event that your employment or other relationship underlying the issuance of this Stock Option is terminated for Cause (as defined in the Plan), your vested and non-vested Stock Option rights shall be forfeited and terminated immediately and may not thereafter be exercised to any extent.

In the event that your employment or other relationship underlying the issuance of this Stock Option is terminated by you or the Company for any reason other than Cause or your death, you shall have the right to exercise the portion of the Stock Option that has vested as of the date of such termination at any time during the three (3) month period following the date of such termination, and not thereafter, provided that no Stock Option may be exercised in any event more than ten (10) years after the Date of Grant.

8. Adjustments. If the number of outstanding shares of Common Stock is increased or decreased as a result of one or more stock splits, reverse stock splits, stock dividends, recapitalizations, mergers, share exchange acquisitions, combinations or reclassifications, the number of shares with respect to which you have an unexercised Stock Option and the Stock Option price shall be appropriately adjusted as provided in the Plan.

9. Delivery of Certificate. The Company may delay delivery of the certificate for shares of Common Stock purchased pursuant to the exercise of an Stock Option until (i) it receives any required representation by you or completion of any registration or other qualification of such shares under any state or federal law regulation that the Company’s counsel shall determine as necessary or advisable, or (ii) it receives advice of counsel that all applicable legal requirements have been complied with. As a condition of exercising the Stock Option, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.

10. No Guaranteed Right of Employment. If you are employed by the Company, nothing contained herein shall confer upon you any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate your employment at any time for any cause.

11. Notice of Certain Dispositions. You agree to notify the Company in writing immediately after you make a disposition of any shares acquired upon exercise of this Stock Option if you are required to report information related to your ownership of Common Stock pursuant to any applicable securities laws, or if such disposition occurs before the later of (a) the date that is two years after the Date of Grant, or (b) the date that is one year after the date that you acquired such shares upon exercise of this Stock Option.

12. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business, and shall be delivered to you in person or mailed or delivered to you at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

13. Choice of Law. This Agreement shall be governed by Delaware law, without giving effect to the conflicts or choice of laws principles thereof.

Alternative Energy Sources, Inc.

By:	/s/ Mark A. Beemer
Name: Mark A. Beemer
Title: President & CEO

ACKNOWLEDGEMENT BY OPTIONEE

The foregoing Stock Option is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the Date of Grant specified above.

/s/ James L. Spigarelli
Optionee's Signature

James L. Spigarelli Printed Name